FORM 4

[ ]  Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Petrocelli                      Santo                         Sr.
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     (Last)                          (First)                     (Middle)

                         c/o Petrocelli Industries Inc.
                             2209 Queens Plaza North
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                                    (Street)

     Long Island                      NY                          11101
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

     NESCO Industries, Inc. (NESK)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
     03/2002                           |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                 [  X  ]  10% Owner

        [     ]  Officer                  [  X  ]  Other (Chairman of the Board)
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 7. Individual or Joint/Group Reporting (Check applicable line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock Par Value $.001      |     11/30/01              |      P                  |    1,066,667   |    A    |   $56,140.28
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Common Stock Par Value $.001      |      7/29/02 (FN1)        |      P                  |       65,000   |    D    |   $16.250.00
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                                  |                           |                         |                |         |
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                                  |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |                |         |
===================================================================================================================================

---------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Par Value $.001      |      4,616,667(FN2)       |          I              |         (FN3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Par Value $.001      |      4,551,667(FN4)       |          I              |         (FN3)
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
=================================================================================================================================

(FN1) In July 2002, Petrocelli Industries Inc. sold 65,000 shares of the issuer's common stock. Petrocelli Industries Inc. now owns 2,835,000 shares of record. Mr. Petrocelli is an affiliate of Petrocelli Industries Inc.

(FN2) Includes 150,000 shares reserved for issuance upon the exercise of an option granted under NESCO Industries, Inc.'s 1999 Incentive Stock Option Plan, 2,900,000 shares owned of record by Petrocelli Industries Inc., 566,667 shares owned of record by SMFS Corp. and 1,000,000 shares reserved for issuance upon the exercise of a warrant granted in March 2002. Mr. Petrocelli is an affiliate of SMFS Corp.

(FN3)  Owned by Petrocelli Industries Inc. and SMFS Corp.

(FN4) Includes all securities identified in Footnote 2 less 65,000 shares disposed of by Petrocelli Industries Inc. in July 2002.


                                                                          (over)
                                                                 SEC 2270 (7-96)

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        |     (A)     |    (D)
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Option to Purchase Common Stock  |       $1.50               |     --                  |    P           |      --     |     --
-----------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock |       $ .55               |     3/13/2002           |    P           |  1,000,000  |     --
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Option to Purchase Common Stock  |  Present      | 6/13/2004    | Common Stock   |    150,000          |            --
-----------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock |  Present      | 3/13/2007    | Common Stock   |  1,000,000          |            --
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number Derivative         | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Option to Purchase Common Stock  |     150,000                  |        D                             |       --
-----------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock |   1,000,000                  |        D                             |       --
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

      /s/  Santo Petrocelli, Sr.                            August 10, 2002
------------------------------------                       -------------------
           Santo Petrocelli, Sr.                                  Date


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